Exhibit 9

Exhibit C

Provision for Joinder Agreement

The undersigned (“Joinder Agreement”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of August 18, 2020 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof.

Date Executed: September 10, 2020

/s/ Shawn Singh
Name: Shawn Singh
Title: Authorized Signatory

Address: 4400 Post Oak Parkway, Suite 1550, Houston, TX 77027

E-mail address(es): ssingh@luminusmgmt.com

6.875% Pride Notes due 2020 ownership: $4,620,000*

4.70% Ensco Notes due 2021 ownership: $

4.875% Rowan Notes due 2022 ownership: $

4.75% Rowan Notes due 2024 ownership: $

8.00% Ensco Notes due 2024 ownership: $

3.00% Convertible Notes due 2024 ownership: $

4.50% Ensco Notes due 2024 ownership: $

5.20% Ensco Notes due 2025 ownership: $

7.375% Rowan Notes due 2025 ownership: $

7.75% Ensco Notes due 2026 ownership: $

7.20% Ell Debentures due 2027 ownership: $

7.875% Pride Notes due 2040 ownership: $

5.40% Rowan Notes due 2042 ownership: $

5.85% Rowan Notes due 2044 ownership: $

5.75% Ensco Notes due 2044 ownership: $

Credit Facility Claims: $

Equity Interests in VAL: $10,183,145 shares

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.
*	$3,879,000 Principal held by Luminus Energy Partners Master Fund Ltd
$741,000 Principal held by Luminus Capital Partners Master Fund LP